Exhibit 8.1

List of Subsidiaries
Name of Subsidiaries	Jurisdiction of Incorporation or Organization

Brilliant Hat Limited	British Virgin Islands

Blue Hat Interactive Entertainment Technology Limited	Hong Kong

Xiamen Duwei Consulting Management Co., Ltd.	China
Fujian Blue Hat Group Co., Ltd	China
Xiamen Shengruihao Technology Co., Ltd	China
Xiamen Bluehat Research Institution of Education Co., Ltd.	China

Name of Variable Interest Entities	Jurisdiction of Incorporation or Organization

Fujian Blue Hat Interactive Entertainment Technology Ltd.	China

Fujian Roar Game Technology Co., Ltd.	China
Name of Subsidiaries of Variable Interest Entities	Jurisdiction of Incorporation or Organization

Hunan Engaomei Animation Culture Development Co., Ltd.	China

Pingxiang Blue Hat Technology Co. Ltd.	China

Fuzhou CSFCTECH Co., Ltd.	China

Fuzhou UC71 Co. Ltd	China

Fuzhou Qiande Educational Technology Co., Ltd	China

Fujian Lanyun Canghai Technology Co., Ltd	China
Renchao Huyu Shanghai Cultural Development Co., Ltd.	China
Fujian Youth Hand in Hand Educational Technology Co., Ltd	China
Fresh Joy Entertainment Ltd	Cayman Islands
Hong Kong Xinyou Entertainment Limited.	Hong Kong
Fujian Xinyou Technology Co., Ltd.	China